McMoRan Exploration Co. Updates

Gulf of Mexico Drilling and

Main Pass Energy HubTM Activities

NEW ORLEANS, LA, September 13, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today that it currently has six wells in progress under its Gulf of Mexico exploration program:

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Minuteman at Eugene Island Block 213

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Dawson Deep at Garden Banks Block 625

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Deep Tern at Eugene Island Block 193

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King of the Hill at High Island Block 131

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Hurricane Upthrown at South Marsh Island Block 217

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Poblano at East Cameron Block 137

McMoRan provided the following drilling update on these six exploration wells:

The Minuteman by-pass well has been drilled to a total measured depth of 21,024 feet.  Wire line logs indicated a laminated sand section from 19,790 to 20,230 feet.  The well is currently being sidetracked to intersect a potentially thicker section in the same interval that was gas-bearing in the original and sidetrack wells. The data from the two penetrations suggests a location just northwest of the original hole could yield gas flow rates of 40 to 50 million cubic feet equivalent per day (Mmcfe/d).  As previously announced, the well encountered an underground gas flow prior to reaching total depth.  Efforts to stabilize the well were successful and McMoRan believes that its “well control” insurance will provide reimbursement of McMoRan’s share of the costs incurred to stabilize the well and drilling costs associated with the by-pass hole to the original depth drilled.  The well could be tied in to McMoRan’s facilities at Eugene Island Block 215, approximately 7 miles from Minuteman, and be producing by year-end 2004.  These facilities are capable of processing over 100 Mmcfe/d.  Spinnaker Exploration Company (NYSE: SKE) operates Minuteman with a 33.3 percent working interest.  McMoRan holds a 33.3 percent working interest and a 24.3 percent net revenue interest in the Minuteman prospect.  The Minuteman prospect contains 9,600 acres and McMoRan controls approximately 10,000 additional acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.  We and our partners are considering opportunities to drill another well in the area.

McMoRan announced today that the Dawson Deep take point No. 3 sidetrack well is currently drilling below 19,652 feet to a proposed total depth of 23,674 feet.   The take point well is being drilled in an effort to maximize the hydrocarbon production indicated in the original and sidetrack wells that were drilled earlier in 2004.  As previously announced, the Dawson Deep No. 2 Side Track No. 1 appraisal well was drilled to a total measured depth of 27,953 feet.  McMoRan holds a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep prospect.  Kerr-McGee Oil & Gas Corporation, a wholly owned affiliate of Kerr-McGee Corporation (NYSE: KMG), operates Dawson Deep with a 25 percent working interest. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas and is adjacent to Kerr-McGee’s recently commissioned Gunnison spar facility, which achieved initial production in December 2003.

The Deep Tern well commenced drilling on July 13, 2004 and has been drilled to 16,884 feet towards a proposed total depth of 20,350 feet.  McMoRan is the operator of the well which will test both Pliocene sands (development objective) and Miocene sands (exploration objective).  McMoRan holds a 26.7 percent working interest and a 20.6 percent net revenue interest in the Pliocene objective and a 48.6 percent working interest and a 37.2 percent net revenue interest in the Miocene objective.  McMoRan controls 17,500 acres in the area which is located approximately 50 miles offshore Louisiana in 90 feet of water.

The King of the Hill well commenced drilling on August 9, 2004 and has been drilled to 9,800 feet towards a proposed total depth of 17,300 feet.  The well, which is operated by Gryphon Exploration Co., is being drilled under a turnkey contract.  McMoRan holds a 25.0 percent working interest and a 19.6 percent net revenue interest in the King of the Hill prospect which is located approximately 27 miles offshore Louisiana in 40 feet of water.

The Hurricane Upthrown well commenced drilling on September 7, 2004 and is currently drilling below 370 feet towards a proposed total depth of 19,500 feet.  This prospect is located northwest of the initial Hurricane prospect.  That well provided significant geologic data which was used to plan the currently drilling Upthrown prospect.  McMoRan operates the Hurricane Upthrown prospect and would earn a 27.5 percent working interest and a 19.4 percent net revenue interest.  McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water.

The Poblano well commenced drilling on September 1, 2004 and is currently drilling below 5,186 feet towards a proposed total depth of 17,800 feet.  The Poblano prospect is part of a farm-in covering three blocks including East Cameron Block 137, West Cameron Block 251, and West Cameron Block 262.  McMoRan could earn an 18.8 percent working interest and a 15.4 percent net revenue interest in the Poblano prospect.  The Poblano prospect is located approximately 45 miles offshore Louisiana in 75 feet of water.

McMoRan currently has rights to approximately 225,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements and recently has augmented its portfolio with additional shallow-water, deep gas prospects including East Cameron Block 137 (mentioned above) and West Cameron Block 43.  McMoRan could earn a 23.4 percent working interest and an 18.0 percent net revenue interest in West Cameron Block 43 which is located approximately 6 miles offshore Louisiana in 30 feet of water. Other exploratory wells may be drilled as prospects are developed and ownership arrangements are negotiated.

The South Marsh Island Block 224 (JB Mountain Deep), which is east of and adjacent to South Marsh Island Block 223 (JB Mountain discovery), is expected to spud in the fourth quarter of 2004 with a proposed total depth of 23,000 feet.  McMoRan will operate the JB Mountain Deep prospect and would earn a 27.5 percent working interest and a 19.4 percent net revenue interest.  McMoRan has rights to approximately 3,100 gross acres in the immediate area of the JB Mountain Deep prospect area, which is located offshore Louisiana in 10 feet of water.

Each of the wells mentioned above, with the exception of Dawson Deep, are eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines.  Depending upon applicability of the royalty relief eligibility criteria, each of the leases on which these wells are located could be eligible for between 10 to 25 billion cubic feet (Bcf) per well.  Each 25 Bcf of royalty relief would equate to approximately $21 million in gross savings per well at current gas prices approximating $5.00 per mcf.  McMoRan expects that royalty relief would be available on additional deep shelf prospects being planned for drilling.

JB MOUNTAIN/MOUND POINT AREA DEVELOPMENT ACTIVITIES

McMoRan is a participant in an exploration program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the exploration partner is funding all of the costs attributable to McMoRan’s interests in the prospects, and will own all of the program’s interests until the program’s aggregate production totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  All exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

Three wells in the program are currently producing an aggregate gross rate approximating 80 Mmcfe/d. Enhancements to the production facilities, which would increase the production capacity of the facility jointly handling the JB Mountain and Mound Point wells, are underway and are expected to be completed in September of 2004.  McMoRan believes significant further exploration and development opportunities exist at both the JB Mountain and Mound Point prospects.

MAIN PASS ENERGY HUBTM UPDATE

McMoRan continues to advance efforts to develop the Main Pass Energy HubTM (MPEHTM), which would include an offshore LNG regasification terminal and natural gas storage facility located at Main Pass Block 299. The proposed terminal would be capable of receiving LNG and conditioning 1 Bcf per day of natural gas and is being designed to accommodate potential future expansions.  The massive 2-mile diameter caprock and salt dome located at the site would provide significant storage capacity for natural gas.  Additional plans for the MPEHTM would include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

During the first quarter of 2004, McMoRan filed an application under the U.S. Deepwater Port Act for the establishment of MPEHTM.  On June 9, 2004, notice of acceptance of our license application as complete was published in the Federal Register.  The Deepwater Port Act established a 330-day period for United States Coast Guard (Coast Guard) review, spanning the period from the date the application is deemed complete to the Coast Guard record of decision on the project license.  In August 2004, the Coast Guard held its first of three public hearings on the proposed project and the project received broad community support.  In September 2004, the Coast Guard requested additional information on the project and in order to preserve its full 330-day review period, the Coast Guard has temporarily stopped the 330-day clock to allow the additional information to be received by the Coast Guard.  McMoRan plans to respond promptly to this request, which would allow the Coast Guard to resume the statutory time period to complete its review.  McMoRan expects a decision on the application by mid-2005.

McMoRan continues active discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States regarding commercial arrangements for the facilities.  McMoRan is advancing its commercial discussions in parallel with the permitting process.

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels.  McMoRan plans to use the existing platforms and infrastructure at the site for the LNG vaporization and surface storage facilities, providing construction timing advantages and cost savings.  The facilities could be operational during 2008, which would make MPEHTM one of the first U.S. offshore LNG terminals.  McMoRan believes that safety and security aspects of the facility are enhanced by its offshore location.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; royalty relief; the potential Main Pass Energy HubTM Project; the expected near-term funding of the related permitting process and the estimated capital costs for developing the project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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